As  filed with the Securities and Exchange Commission on  August
13, 1999
                            Registration Statement No. 333-82387
 --------------------------------------------------------------
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    -------------------------
                POST-EFFECTIVE AMENDMENT NO. 1 ON
                      FORM S-8 TO FORM S-4
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                        INTEL CORPORATION
     (Exact name of registrant as specified in its charter)

            Delaware                            94-1672743
 (State or Other Jurisdiction of             (I.R.S. Employer
 Incorporation or Organization)           Identification Number)

                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
       (Address of Principal Executive Offices) (Zip Code)

           The Level One Communications, Incorporated
                     1993 Stock Option Plan,
  The Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan,
       The Level One Communications, Incorporated Employee
                      Stock Purchase Plan,
       The Jato Technologies, Inc. 1997 Stock Option Plan,
         The San Francisco Telecom Stock Option Grants,
       The Acclaim Communications 1996 Stock Option Plan,
                    as amended July 14, 1997,
                 as assumed by Intel Corporation
                    (Full title of the Plans)

                      F. THOMAS DUNLAP, JR.
          Vice President, General Counsel and Secretary
                        Intel Corporation
                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
             (Name and address of agent for service)

                         (408) 765-8080
  (Telephone number, including area code, of agent for service)

                           Copies to:
                     RONALD O. MUELLER, ESQ.
                   Gibson, Dunn & Crutcher LLP
             1050 Connecticut Avenue, NW, Suite 900
                      Washington, DC 20036
                         (202) 955-8500

 --------------------------------------------------------------
                 CALCULATION OF REGISTRATION FEE
 --------------------------------------------------------------
                            Proposed      Proposed
               Amount to    Maximum       Maximum      Amount of
  Title of         be       Offering     Aggregate     Registra-
Securities to  Registered  Price Per   Offering Price   tion Fee
be Registered    (1)(2)    Share (3)        (3)          (3)(4)
-----------    ----------  ----------    ----------    ---------
                                                           -
Common Stock,  6,525,131   $74.90625  $488,773,093.97      $0
par value
$.001 per
share.
 --------------------------------------------------------------
(1) Shares subject to Options assumed as of August 10, 1999. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Level One Communications,
     Incorporated 1993 Stock Option Plan, the Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Level One Communications, Incorporated Employee Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Grants, the Acclaim Communications 1996 Stock Option Plan, as amended July 14, 1997, (collectively, the "Plans") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Intel Corporation Common Stock.

(2) The Registrant previously registered 44,282,563 shares of its common stock, par value $.001 per share, under its Registration Statement on Form S-4 (No. 333-82387) (the "Form S-4"), which was declared effective on July 7, 1999. The number of shares registered under the Form S-4, was based on the aggregate number of shares of Level One Communications, Incorporated ("LOC") common stock, par value $.001 per share ("LOC Common Stock") then outstanding and the number of shares of LOC Common Stock issuable upon exercise of options and warrants to acquire shares of LOC Common Stock then outstanding under the Plans, shares of LOC Common Stock issuable upon conversion of LOC's convertible subordinated debt, and shares of LOC Common Stock issuable to other third parties, multiplied by an exchange ratio of 0.86 shares of common stock, par value $.001 per share, of the Registrant. As of August 10, 1999, 34,269,304 shares of Registrant's common stock, par value $.001 per share, were issued under the Form S-4.

(3) The average of the high and low sales prices of the Registrant's common stock, par value $.001 per share, as reported by the Nasdaq National Market System on August 11, 1999. Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the maximum offering price per share that such options may be exercised.

(4) A registration fee of $689,791.75 was previously paid in connection with the registration of 44,282,563 shares of the Registrant's common stock under the Form S-4. The registration fee paid under the Form S-4 was calculated pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of LOC Common Stock, as reported by the Nasdaq National Market System on June 29, 1999, the proposed maximum offering price under the Form S-4 was $2,481,265,270. As the shares subject to options assumed by the Registrant were included in the Form S-4 at a proposed maximum offering price per share of $56.03 and a proposed maximum aggregate offering price of $$2,481,265,270 for which a registration fee of $689,791.75 was paid with the Form S-4, no fee is payable herewith.

 --------------------------------------------------------------

                          INTRODUCTION

This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the "Company," "Corporation" or the "Registrant"), relating to 6,525,131 shares of its common stock, par value $0.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the Level One Communications, Incorporated 1993 Stock Option Plan, the Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Level One
Communications, Incorporated Employee Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Grants, the Acclaim Communications 1996 Stock Option Plan, as amended July 14, 1997, as assumed by Intel Corporation (collectively, the "Plans").

                             PART I

        INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item   2.    Registrant  Information  and  Employee  Plan  Annual
Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the
"Commission"), are incorporated herein by reference and made a part hereof:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1998;

     (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 1999;

     (iii)The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999;

     (iv)The Company's Current Reports on Forms 8-K, filed with the Commission on January 14, 1999, March 12, 1999, April
     14, 1999, July 8, 1999 and July 14, 1999;

     (v) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange
     Act") since the end of the fiscal year covered by the Annual
     Report referred to in (i) above; and

     (vi) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 33-56107), filed with the Commission on April 18, 1995, including any amendment or report filed for the purpose of updating such description.

      All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document  or  a  statement  contained  herein  or  in  any  other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

      As permitted by the DGCL, the Corporation's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Corporation and its stockholders (through stockholders' derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      The Corporation's Bylaws (the "Bylaws") provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys' fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

     The Bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

     The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

      In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

Exhibit    Description
No.

4.1* Intel Corporation Restated Certificate of Incorporation dated May 11, 1993 and Certificate of Amendment to the Restated Certificate of Incorporation dated June 2, 1997 (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-K as filed on March 25, 1998).

4.2* Intel Corporation Bylaws as amended (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-Q for the quarter ended September 26, 1998 as filed on November 10, 1998).

4.3* Agreement to Provide Instruments Defining the Rights of Security Holders (incorporated by reference to Exhibit 4.1 of Registrant's Form 10-K, Commission File
           No. 0- 6217, as filed on March 28, 1986).

5.1        Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1       Consent  of Gibson, Dunn & Crutcher LLP (contained  in
           Exhibit 5.1).

23.2       Consent of Ernst & Young LLP, Independent Auditors.

24.1**     Power of Attorney.

*Incorporated by reference.
**Previously filed.

Item 9.   Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include  any prospectus required  by  section
          10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 13th day of August, 1999.

                                 INTEL CORPORATION


                            By:  /s/F. Thomas Dunlap, Jr.
                                 -----------------------------
                                 F. Thomas Dunlap, Jr.
                                 Vice President, General
                                 Counsel and Secretary



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                       Date

                        Chairman Emeritus and       Aug.13, 1999
------------------      Director
Gordon E. Moore


*                       Chairman of the Board       Aug.13, 1999
-------------------
Andrew S. Grove


*                       President and Chief         Aug.13, 1999
-------------------     Executive Officer
Craig R. Barrett        (Principal Executive
                        Officer and Director)


*                       Senior Vice President,      Aug.13, 1999
-------------------     Principal Accounting and
Andy D. Bryant          Chief Financial Officer
                        (Principal Financial and
                        Accounting Officer)


                        Director                    Aug.13, 1999
-------------------
John Browne


*                       Director                    Aug.13, 1999
-------------------
Winston H. Chen


                        Director                    Aug.13, 1999
-------------------
D. James Guzy


                        Director                    Aug.13, 1999
-------------------
David S. Pottruck


*                       Director                    Aug.13, 1999
-------------------
Jane E. Shaw


*                       Director                    Aug.13, 1999
-------------------
Leslie L. Vadasz


*                       Director                    Aug.13, 1999
-------------------
David B. Yoffie

*                       Director                    Aug.13, 1999
-------------------
Charles E. Young


*By:/s/F. Thomas Dunlap, Jr.
   --------------------------
   F. Thomas Dunlap, Jr.
   Attorney-in-Fact

                        INDEX TO EXHIBITS

Exhibit No.    Description
----------     -----------
5.1            Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1 Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2           Consent   of   Ernst  &  Young  LLP,  Independent
               Auditors.

                                                      Exhibit 5.1

           [Letterhead of Gibson, Dunn & Crutcher LLP]

                         August 13, 1999

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California  95052

Re:  Post-Effective  Amendment  No. 1 Registration  Statement  on
     Form S-8 to Form S-4 of Intel Corporation

Ladies and Gentlemen:

       We  refer  to  the  post-effective  amendment  No.  1   to
registration statement on Form S-8 to Form S-4 ("Registration Statement"), under the Securities Act of 1933, as amended (the
"Securities  Act")  filed  by  Intel  Corporation,   a   Delaware
corporation  (the  "Company"),  with  respect  to  the   proposed
offering by the Company of up to 6,525,131 shares (the "Shares") of the common stock of the Company, $.001 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Level One Communications,
Incorporated   1993   Stock   Option   Plan,   the   Level    One
Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Level One
Communications, Incorporated Employee Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Grants, the Acclaim Communications 1996 Stock Option Plan, as amended July 14, 1997 (the "Plans") assumed by the Company as of August 10, 1999 pursuant to the terms of the Agreement and Plan of Merger, dated as of March 4, 1999 among the Company, Intel RSW Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and Level One Communications, Incorporated, a Delaware corporation.

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

      Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) upon payment of the option exercise price and issuance of the Shares in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

      We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                 Very truly yours,

                                 /s/GIBSON, DUNN & CRUTCHER LLP

                                                     Exhibit 23.2

       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-
8) pertaining to the Level One Communications, Incorporated 1993 Stock Option Plan, the Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock
Purchase   Plan,  the  Level  One  Communications,   Incorporated
Employee Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Grants, and the Acclaim Communications 1996 Stock Option Plan, as amended July 14, 1997, as assumed by Intel Corporation, of our report
dated   January  11,  1999,  with  respect  to  the  consolidated
financial statements and schedule of Intel Corporation included in and/or incorporated by reference in its Annual Report (Form 10-
K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission.

                                             /s/ERNST & YOUNG LLP

San Jose, California
August 9, 1999